Exhibit 99.1

Steve Brigance Elected Senior Vice President of Beverly Enterprises

    Business Editors/Health/Medical Writers

    FORT SMITH, Ark.--(BUSINESS WIRE)--Dec. 10, 2003--The Board of Directors of Beverly Enterprises (NYSE:BEV) has elected Steve Brigance senior vice president - litigation and assistant chief legal officer. Previously, Brigance was a Beverly vice president and served as general counsel - litigation and assistant chief legal officer.
    "Steve has created industry best practices in leading and managing patient care liability litigation -- an area of critical importance for our company," said William R. Floyd, chairman, president and chief executive officer of Beverly. "He has been highly effective in developing cutting-edge methods to try nursing home cases more successfully and will now begin to apply those methods to our company's other litigation, including labor and commercial litigation."
    Brigance joined Beverly in 2001 following seven years as special counsel with Leboeuf Lamb, Greene and MacRae in Washington D.C. Prior to that, he held positions of increasing responsibility with Burlington Northern Railroad in Fort Worth, Texas, including litigation counsel, assistant vice president of strategic planning, and assistant to the chief operating officer. Before that, Brigance spent almost five years with Steptoe & Johnson, LLP, in Washington, D.C. He started his legal career with the Tennessee Valley Authority in Knoxville, Tenn.
    Brigance, 51, graduated cum laude with a Bachelor of Arts degree in political science and history from the University of Southern Alabama, where he was a Dean's Scholar. He earned a Juris Doctorate degree from the University of Tennessee, where he was named to the Order of the Coif and was lead articles editor for the Tennessee Law Review.
    Beverly Enterprises, Inc. and its operating subsidiaries comprise a leading provider of healthcare services to the elderly in the United States. They operate 378 skilled nursing facilities, as well as 21 assisted living centers, and 23 hospice and home care centers. Through AEGIS Therapies, they also offer rehabilitative services on a contract basis to nursing facilities operated by other care providers.

    CONTACT: Beverly Enterprises Inc., Fort Smith
             Investor Relations:
             James M. Griffith, 479-201-5514
             or
             News Media:
             Blair C. Jackson, 479-201-5263
             www.beverlynet.com


Cindy Susienka Elected Executive Vice President of Beverly Enterprises

    FORT SMITH, Ark.--(BUSINESS WIRE)--Dec. 10, 2003--The Board of Directors of Beverly Enterprises (NYSE:BEV) has elected Cindy Susienka executive vice president -- the first woman to hold this position at Beverly. Previously, she was a senior vice president. She will continue in her role as president of Beverly's AEGIS Therapies unit as well as president of Beverly's Home Care Services division.
    "Since joining Beverly in 1998, Cindy has been the driving force in building our therapy business -- both internally and externally, said William R. Floyd, chairman, president and chief executive officer of Beverly. "Under her leadership, AEGIS Therapies has grown to become the nation's leading provider of contract rehabilitative therapies, with projected 2003 revenue of $235 million.
    "Most significantly, the non-Beverly part of this business has grown from start-up status to a year-end revenue run-rate of nearly $90 million," he noted. "A key reason for this growth is that AEGIS has differentiated itself from the competition through superior service and the ability to demonstrate the cost-effectiveness of its various therapy regimens.
    "In addition, Cindy has spearheaded the dramatic growth in our Hospice operations since taking over management of that business in 2002," he added. "In less than two years, our Hospice revenue has almost doubled and average daily census has just surpassed the 1,000 mark."
    From 1987 to 1998, Susienka held various positions at NovaCare, Inc., including Regional Vice President. Earlier in her career, she served as a speech language pathologist for hospitals, outpatient clinics and school-based programs.
    Susienka, 44, earned bachelor's and master's degrees in communicative disorders from Marquette University in Milwaukee, Wis. She received a distinguished alumni award from Marquette in 2001. She is a frequent speaker at academic and industry forums.

    Beverly Enterprises, Inc. and its operating subsidiaries comprise a leading provider of healthcare services to the elderly in the United States. They operate 378 skilled nursing facilities, as well as 21 assisted living centers, and 23 hospice and home care centers. Through AEGIS Therapies, they also offer rehabilitative services on a contract basis to nursing facilities operated by other care providers.

    CONTACT: Beverly Enterprises, Fort Smith
             Investor Contact:
             James M. Griffith, 479-201-5514
             or
             News Media Contact:
             Blair C. Jackson, 479-201-5263